Exhibit 99.1

News Release

Intelsat Announces Commencement of Change of Control Offers

Pembroke, Bermuda, May 2, 2008

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today announced that its indirect wholly-owned subsidiary Intelsat Jackson Holdings, Ltd. (“Intelsat Jackson”) is offering to purchase for cash any and all of its outstanding 9¼% Senior Notes due 2016 and 11¼% Senior Notes due 2016 (collectively, the “Notes”), in each case at a price of 101% of the principal amount of such Notes. Intelsat Jackson is also offering to prepay the loans outstanding under its $1.0 billion Senior Unsecured Credit Agreement, dated as of February 2, 2007 (the “Senior Unsecured Credit Agreement”), at a price of 101% of the principal amount thereof.

Intelsat Jackson is required by the terms of the respective indentures governing the Notes and by the terms of the Senior Unsecured Credit Agreement to make these offers as a result of the previously announced acquisition (the “Acquisition”) of Intelsat Holdings, Ltd., the indirect parent of Intelsat, Ltd., by Intelsat Global Subsidiary, Ltd. (formerly known as Serafina Acquisition Limited), a direct wholly-owned subsidiary of Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited), an entity formed by funds advised by BC Partners Holdings Limited, Silver Lake Partners and certain other equity investors. The Acquisition constitutes a change of control under each of the indentures governing the Notes and under the Senior Unsecured Credit Agreement.

The terms of the change of control offer with respect to the Notes are described in a Notice of Change of Control and Offer to Purchase, dated May 2, 2008, and the Letters of Transmittal related thereto, which will be distributed to holders of the Notes in accordance with the terms of the indentures. The terms of the change of control offer with respect to the loans outstanding under the Senior Unsecured Credit Agreement are described in a Notice of Occurrence of Change of Control and Offer to Prepay, dated May 2, 2008, which will be sent to the administrative agent under the Senior Unsecured Credit Agreement in accordance with the terms thereof.

The change of control offer with respect to the Notes will expire at 5:00 p.m., New York City time, on June 26, 2008 and the change of control offer with respect to the Senior Unsecured Credit Agreement will expire at 12:00 noon, New York City time, on June 30, 2008. Each of the change of control offers will have a settlement date of July 1, 2008 (the “Settlement Date”). Holders whose Notes are accepted for payment and lenders that elect to have their loans under the Senior Unsecured Credit Agreement prepaid pursuant to the offers will also receive accrued and unpaid interest to the Settlement Date.

Intelsat Jackson has retained Wells Fargo Bank, National Association to act as Depositary in connection with the change of control offer for the Notes. Bank of America, N.A. is the administrative agent under the Senior Unsecured Credit Agreement.

Intelsat, Ltd. Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda www.intelsat.com T + 1 441-294-8300

This announcement does not constitute an offer to buy, or a solicitation of any offer to sell, the Notes or the loans under the Senior Unsecured Credit Agreement. No recommendation is made by Intelsat, Ltd. or Intelsat Jackson as to whether or not holders of the Notes should tender their Notes or whether or not lenders under the Senior Unsecured Credit Agreement should elect to have their loans prepaid pursuant to the change of control offers. The change of control offers are being made only by means of the Notice of Change of Control and Offer to Purchase for each series of the Notes and the Notice of Occurrence of Change of Control and Offer to Prepay for the loans under the Senior Unsecured Credit Agreement.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, delivering advanced transmission access for information and entertainment to some of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat also offers seamless service for voice, data and video transmission unmatched in the industry. With the globalization of content, broadband, telecom, HD and IPTV fueling next-generation growth, the ever expanding universe of satellite services are the cornerstones of today’s Intelsat. Real-time, advanced communications with people anywhere in the world is closer, by far.

Contact

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2007 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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